Exhibit 15(a)






          Tucson Electric Power Company
          220 West Sixth Street
          Tucson, Arizona 85701


          We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Tucson Electric Power Company and subsidiaries (the Company) for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997, as indicated in our reports dated February 23, 1998; because we did not perform an audit, we expressed no opinion on that information.

          We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, are incorporated by reference in this Amendment No. 2 to Registration Statement No. 333-65143 of the Company on Form S-4.

          We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of this Amendment to the Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

         /s/ Deloitte & Touche LLP

          December 17, 1998